Exhibit 99

The McGraw-Hill Companies Reports First Quarter Earnings Per Share of $0.41

Revenue Increases by 11.9%

           NEW YORK, April 26 /PRNewswire-FirstCall/ -- The McGraw-Hill Companies (NYSE: MHP) today reported diluted earnings per share from continuing operations of $0.41 for the first quarter of 2005 versus $0.39 for the same period last year.  The 2005 results reflect $0.02 dilution from the acquisitions last year of Capital IQ and The Grow Network.  The 2004 results include a non-cash benefit of $20 million, or $0.10 per share, of accrued tax liabilities following the completion of various federal, state, local and foreign audits.  Earnings per share from continuing operations of $0.41 for the first quarter of 2005 increased 41.4% versus $0.29, which represent the reported $0.39 from continuing operations less the $0.10 per-share benefit from accrued tax liabilities in 2004.

           Net income for the first quarter of 2005 was $78.7 million.

           Revenue for the first quarter grew by 11.9% to $1.0 billion.

           “Record first quarter results at Financial Services were key to our performance, enabling us to improve the operating margin to 14.4%,” said Harold McGraw III, chairman, president and chief executive officer of The McGraw-Hill Companies.  “We are also making investments in this period in people and products to position us for future growth.

           Education:  “Revenue for this segment grew 7.3% to $307.3 million in the first quarter compared to the same period last year.  The operating loss in the first quarter increased by 14.4% to $78.7 million as we expanded our editorial, production and sales teams and stepped up product development and marketing to prepare for major new opportunities in the elementary and high school markets for 2005 and subsequent years. Foreign exchange rates contributed $1.7 million to revenue and had a negative impact of $0.9 million on operating profits.

           “Revenue for the McGraw-Hill School Education Group grew 12.6% to $148.0 million in the first quarter.  Revenue for McGraw-Hill Higher Education, Professional and International Group increased by 2.8% to $159.3 million.

           “We expect the elementary-high school market to grow by 10% or more this year, and the early signs are encouraging.  We see strength in new state adoptions, promising developments in the open territories, growth in testing and incremental revenue from Reading First, the program created as part of the No Child Left Behind Act to ensure children can read at or above grade level by the end of the third grade.

           “We are off to a solid start in middle and high school social studies in Florida and Alabama.  Science in North Carolina and health in California look promising. Spotlight on Music, a new elementary school program, is showing early strength in open territories and adoption states.  Our alternative basals, Open Court Reading and Everyday Mathematics, continue to capture sales across the country.

           “Starting in the 2005-06 school year, the No Child Left Behind Act requires the annual testing of children in grades three through eight in reading and math.  As a result, sales of customized criterion-referenced tests continue to grow as states prepare to meet the new federal requirements, but profits were affected by reduced demand for off-the-shelf tests and increased investments in technology and new products.

           “Sales in higher education markets here and abroad helped overcome softness in international markets for professional and school products.  In the U.S. college and university market, all our major imprints -- Business and Economics; Humanities, Social Science and Language; and Science, Engineering and Math -- showed improvement in the first quarter.

           “The best-sellers include:

            * McConnell’s Economics, 16th edition
            * Nickel’s Understanding Business, 7th edition
            * Garrison’s Managerial Accounting, 11th edition
            * Sabin’s Gregg Reference Manual, 10th edition

           “In professional markets, we benefited from the continued success of the 16th edition of Harrison’s Principles of Internal Medicine, which was published last summer, and the new edition of Harrison’s Manual of Medicine, which provides physicians with on-the-spot answers to patient-management questions.

           Financial Services:  “Revenue for this segment in the first quarter increased 19.9% to $547.3 million and operating profit grew by 28% to $222.5 million compared to the same period in 2004. Foreign exchange rates contributed $3.6 million to revenue and $1.5 million to operating profit in the first quarter of 2005.

           “Strong performances in global public debt and U.S. equity markets were key to our first quarter results, underscoring again Standard & Poor’s growing geographic and product diversity. International ratings accounted for just over 34% of ratings revenue in the first quarter.  Global demand for products and services not tied to new issuance, such as bank loan ratings, grew faster than traditional ratings and accounted for 21% of ratings revenue in the first quarter.

           “Structured finance was the global pacesetter again. In Europe, our largest overseas market, Residential Mortgage-Backed Securities, Commercial Mortgage-Backed Securities and Collateralized Debt Obligations were all strong.

           “In the U.S. Residential Mortgage-Backed Securities market, momentum from a record fourth quarter in 2004 carried into the first quarter of 2005.  U.S. Residential Mortgage-Backed Securities grew by 67% to set a new record for first quarter dollar volume issuance.  Favorable interest rates and credit spreads produced solid growth in Commercial Mortgage-Backed Securities and Collateralized Debt Obligations.

           “Corporates continued to grow mainly due to increased annual fee and surveillance revenue.

           “Asset-Backed Securities were flat due to softness in credit card issuance.

           “Public finance benefited from opportunistic issuance in anticipation of rising interest rates.

           “New issue dollar volume grew in the United States and in European bond markets in the first quarter versus the same period in 2004. In the U.S., new issue dollar volume was up 18.6%.  Corporate new issuance declined by 21.0%. Public finance grew by 9.1%.  Mortgage-Backed issuance climbed 72.7% while Asset-Backed issuance increased 13.0%, according to reports from Securities Data Corporation and Harrison Scott Publications.

           “In Europe, new issue dollar volume was up 11.2%, according to Securities Data Corporation and Harrison Scott Publications.

           “We continue to expand our coverage and increase sales of our independent equity research to participants in the Global Research Settlement.  There also was an increase in the average daily volume of derivative contracts based on S&P indexes traded at the Chicago Mercantile Exchange and the Chicago Board Options Exchange. On January 10, 2005, six options exchanges started trading contracts based on Standard & Poor’s Depositary Receipts (SPDRS). More than 7 million contracts were traded in the first quarter.

           “Assets under management continued to grow in exchange-traded funds based on Standard & Poor’s indexes. At the end of March, there was $113.4 billion in assets under management, a 39.5% increase over the comparable quarter in 2004.

           Information and Media Services:  “Revenue for the segment declined by 1.3% to $174.4 million in the first quarter compared to the same period last year. Operating profit in the first quarter fell by 65.2% to $4.7 million reflecting a decline in advertising volume and increased investments in new products and technology.  Foreign exchange rates had an immaterial effect on revenue, but reduced operating profits by $0.4 million in the first quarter.

           “Gains in information products and services were offset by declines in advertising in the first quarter at the Business-to-Business Group.  Revenue decreased 1.2% to $150.2 million for the Business-to-Business Group, which includes BusinessWeek, construction, energy, aviation and healthcare products and services.

           “Revenue for Broadcasting was off 2.0% to $24.2 million in the first quarter.  Strength in local time sales could not overcome cutbacks by major national advertisers and a dramatic decline of political advertising in a non- election year.

            “Advertising pages for BusinessWeek’s North American edition were off 11.5% in the first quarter, according to the Publisher’s Information Bureau.

            “In the construction market, we benefited from the launch of Constructor and My House magazines, increased advertising in Architectural Record and ENR and growth of the McGraw-Hill Construction Network.

            “In the energy market, the volatility of oil and natural gas prices continues to drive demand for news and pricing products.

            “Softness in the aviation market was primarily due to timing of air shows in Singapore and Chile.  They are held only in even-numbered years.

            The outlook:  “We are off to a good start, and while our first quarter is the smallest of the year, we are excited about the outlook for 2005.  As we have stated in previous guidance, we expect high single-digit growth in earnings per share from continuing operations, including $0.16 to $0.19 of dilution from acquisitions last year, recently announced acquisitions in 2005 and changes in pension plan assumptions for 2005, but excluding the 2004 non- cash benefit of $0.10 per share from accrued tax liabilities.  We continue to aspire to double-digit growth in 2005.”

           Conference Call Schedule: The Corporation’s senior management will review the first quarter 2005 earnings results on a conference call scheduled for this morning, April 26th, at 8:30 AM Eastern Time.  This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Corporation’s Investor Presentations website at http://www.mcgraw-hill.com/investor_relations. To participate by telephone, please dial-in by 8:15 AM Eastern Time and register before the start of the call. Domestic participants may call toll-free (800) 857-6258; international participants may call +1 (517) 623-4156 (long distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. The conference call will also be Webcast. Go to the Corporation’s Investor Relations website and click on the Earnings Announcement link under Investor Presentation Webcasts. At the Event Details screen, select the Webcast link. You will need Windows Media Player. The prepared remarks and slides will be available for downloading from the Investor Relations website’s Investor Presentations archive several hours after the end of the call and a Webcast replay will be available until May 3, 2005.

           The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, political and regulatory conditions, the health of capital and equity markets, including possible future interest rate changes, the pace of recovery in the economy and in advertising, the level of expenditures in the education market, the successful marketing of competitive products and the effect of competitive products and pricing.

           About The McGraw-Hill Companies:

           Founded in 1888, The McGraw-Hill Companies is a leading global information services provider meeting worldwide needs in the financial services, education and business information markets through leading brands such as Standard & Poor’s, BusinessWeek and McGraw-Hill Education. The Corporation has 296 offices in 37 countries. Sales in 2004 were $5.3 billion. Additional information is available at http://www.mcgraw-hill.com.

The McGraw-Hill Companies
Statements of Income
Periods ended March 31, 2005 and 2004
(in thousands, except per share data)

	Three Months

(unaudited)	2005	2004	% Change

Revenue	$1,029,006	$919,867	11.9
Expenses, net	903,332	828,819	9.0

Income from operations	125,674	91,048	38.0
Interest expense	698	1,737	-59.8

Income from continuing operations before taxes on income	124,976	89,311	39.9
Provision for taxes on income	46,241	13,045	N/M

Income from continuing operations	78,735	76,266	3.2

Discontinued operations:
Loss from operations of discontinued components	—	(931)	N/M
Income tax benefit	—	(344)	N/M

Loss from discontinued operations	—	(587)	N/M

Net income	$78,735	$75,679	4.0

Earnings per common share:
Basic earnings per share:
Income from continuing operations	$0.42	$0.40	5.0

Net income	$0.42	$0.40	5.0

Diluted earnings per share:
Income from continuing operations	$0.41	$0.39	5.1

Net income	$0.41	$0.39	5.1

Dividend per common share	$0.33	$0.30	10.0

Average number of common shares outstanding:
Basic	189,415	190,581
Diluted	193,300	193,490

N/M - not meaningful

The McGraw-Hill Companies
Operating Results by Segment
Periods ended March 31, 2005 and 2004

	(dollars in thousands) Revenue

(unaudited)	2005	2004	% Favorable (Unfavorable)

Three Months
McGraw-Hill Education	$307,300	$286,489	7.3
Financial Services	547,281	456,635	19.9
Information and Media Services	174,425	176,743	(1.3)

Total revenue	$1,029,006	$919,867	11.9

The McGraw-Hill Companies
Operating Results by Segment
Periods ended March 31, 2005 and 2004

	(dollars in thousands) Operating Profit

(unaudited)	2005	2004	% Favorable (Unfavorable)

Three Months
McGraw-Hill Education	$(78,674)	$(68,796)	(14.4)
Financial Services	222,512	173,839	28.0
Information and Media Services	4,746	13,651	(65.2)

Total operating segments	148,584	118,694	25.2
General corporate expense	(22,910)	(27,646)	17.1
Interest expense	(698)	(1,737)	59.8

Total operating profit	$124,976 *	$89,311 *	39.9

* Income from continuing operations before taxes on income

SOURCE  The McGraw-Hill Companies
          -0-                                        04/26/2005
          /CONTACT:  Media Relations Contacts:
                    Steven H. Weiss
                    Vice President, Corporate Communications
                    The McGraw-Hill Companies
                    (212) 512-2247 (office)
                    (917) 699-9389 (mobile)
                    (212) 580-2565 (home)
                    weissh@mcgraw-hill.com

                     Tom DiPiazza
                    Senior Director, Corporate Communications
                    The McGraw-Hill Companies
                    (212) 512-4145 (office)
                    (917) 328-7582 (mobile)
                    tom_dipiazza@mcgraw-hill.com

                    Investor Relations Contact:
                    Donald S. Rubin
                    Senior Vice President, Investor Relations
                    The McGraw-Hill Companies
                    (212) 512-4321 (office)
                    (212) 512-3840 (fax)
                    donald_rubin@mcgraw-hill.com/

          /Web site:  http://www.mcgraw-hill.com
                    http://www.mcgraw-hill.com/investor_relations /